EXHIBIT 16.1

May 9, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Lesaka Technologies, Inc.'s Form 8-K dated May 9, 2023, and we have the following comments:

1. We agree with the statements made in paragraph one (with the exception of the first sentence as noted below) and the second to sixth paragraphs on page two therein.

2. We have no basis on which to agree or disagree with the statements made in the first sentence in the first paragraph on page two therein.

Yours truly,

/s/ Deloitte & Touche